UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): January 3, 2014

QKL STORES INC.

(Exact name of registrant as specified in charter)

Delaware	033-10893	75-2180652
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4 Nanreyuan Street

Dongfeng Road

Sartu District

163300 Daqing, PRC

(Address Of Principal Executive Offices) (Zip Code)

(011) 86-459-460-7825

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 4, 2014, China time, QKL Stores Inc. (the “Company) received a letter dated January 3, 2014 from the Nasdaq Stock Market LLC (“Nasdaq”). Nasdaq indicated in its letter that as a result of the resignation of Mr. Chaoying Li from the Company’s Board of Directors, effective January 1, 2014, the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605, which requires that a majority of the Company’s board of directors be comprised of independent members and its audit committee be comprised of three independent members.

Consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq indicated that it will provide the Company a cure period in order to regain compliance. The Company has until the earlier of the Company’s next annual shareholders’ meeting or January 1, 2015 to regain compliance.  Alternatively, if the next annual shareholders’ meeting is held before June 30, 2014, then the Company must evidence compliance no later than June 30, 2014.  The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date.  In the event the Company does not regain compliance by this date, Nasdaq rules require its staff to provide written notification to the Company that its securities will be delisted.  At that time, the Company may appeal the delisting determination to a Hearings Panel.

The Company is conducting a search for a new director who meets the requirements of Nasdaq and is available for appointment to the Company’s board of directors and audit committee within the cure period allowed under the Listing Rules.  The Company fully expects to regain compliance prior to the end of the cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QKL STORES INC.

By:/s/Tsz-Kit Chan Name: Tsz-Kit Chan Title: Chief Financial Officer

Date: January 6, 2014